Exhibit (h)(12)

SCHEDULE A

TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT DATED AS OF AUGUST 26, 2016

MORGAN STANLEY INSTITUTIONAL FUND, INC.

and

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

FEE SCHEDULE

For the services provided and the expenses assumed pursuant to the attached Morgan Stanley Investment Management Inc. Administration Agreement, the Morgan Stanley Institutional Fund, Inc. shall pay to Morgan Stanley Investment Management Inc. an annual fee, in monthly installments, of .08% of the average daily net assets of each Portfolio of the Fund. This fee is allocated to each Portfolio based on the relative net assets of each.

SCHEDULE B

LIST OF SUBSIDIARY FUNDS

Portfolio	Subsidiary Fund
Growth Portfolio	Growth Cayman Portfolio, Ltd.
Inception Portfolio	Inception Cayman Portfolio, Ltd.
Advantage Portfolio	Advantage Cayman Portfolio, Ltd.
Global Insight Portfolio	Global Insight Cayman Portfolio, Ltd.
Counterpoint Global Portfolio	Counterpoint Global Cayman Portfolio, Ltd.
Global Permanence Portfolio	Global Permanence Cayman Portfolio, Ltd.
Permanence Portfolio	Permanence Cayman Portfolio, Ltd.
Asia Opportunity Portfolio	Asia Opportunity Cayman Portfolio, Ltd.
Global Opportunity Portfolio	Global Opportunity Cayman Portfolio, Ltd.
Developing Opportunity Portfolio	Developing Opportunity Cayman Portfolio, Ltd.
International Opportunity Portfolio	International Opportunity Cayman Portfolio, Ltd.
International Advantage Portfolio	International Advantage Cayman Portfolio, Ltd.